                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER (this "Agreement"), entered into this 28th day of June 1996, by and among AMERICAN UNITED GLOBAL, INC., a Delaware corporation ("AUGI"), having its principal offices at 25 Highland Boulevard, Dix Hills, New York 17746; C-SOFT ACQUISITION CORP., a Washington corporation ("Mergerco"), having its principal offices at 25 Highland Boulevard, Dix Hills, New York 17746; CONNECTSOFT, INC., a Washington corporation (the "Company"), having its principal offices at 11130 NE 33rd Place, Suite 250, Bellevue, Washington 98004-1488; and MITCHELL LONDON ("London"), UNITED PARCEL SERVICE OF AMERICA, INC.
("UPS") and SPACELABS MEDICAL, INC. ("SpaceLabs").   London, UPS and SpaceLabs
are hereinafter individually referred to as a "Principal Stockholder" and collectively as the "Principal Stockholders".

                              W I T N E S S E T H:

     WHEREAS, London is the record and beneficial owner of approximately 22.7% of the issued and outstanding shares of the common stock of the Company, on a fully-diluted basis, after giving effect to: (a) the exercise of all outstanding options and warrants to purchase common stock of the Company, (b) the conversion into common stock of all convertible notes, convertible debentures, shares of convertible preferred stock of all series, or other securities convertible into shares of common stock of the Company, and (c) the exercise of all other rights and privileges to receive or acquire shares of Common Stock of the Company (collectively, the "Fully Diluted Equity"); and

     WHEREAS, UPS is the holder of shares of Series C Convertible Preferred Stock of the Company and warrants to purchase common stock of the Company, entitling UPS to acquire in the aggregate approximately 15.2% of the Fully Diluted Equity of the Company;

     WHEREAS, SpaceLabs is the holder of shares of Series A Convertible Preferred Stock, and options to purchase shares of Series B Convertible Preferred Stock and Series C Convertible Preferred Stock of the Company, entitling SpaceLabs to acquire in the aggregate approximately 22.8% of the Fully Diluted Equity of the Company;

     WHEREAS, Mergerco is a direct wholly-owned subsidiary of AUGI, which has been formed for the purpose of merging with and into the Company, and thereby enabling AUGI to acquire all of the shares of capital stock of the Company as shall represent the Fully Diluted Equity of the Company as at the effective date of the Merger (hereinafter, referred to as the "Stock") pursuant to the Merger hereinafter provided for; and

     WHEREAS, the Principal Stockholders, the Board of Directors of the Company, the Board of Directors and AUGI, as the sole stockholder of Mergerco, and the Board of Directors of AUGI, have all authorized and approved the Merger and the consummation of the other transactions contemplated by this Agreement, all on the terms and subject to the conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereby covenant and agree as follows:

     1.   THE MERGER.

          1.1 THE MERGER. At the time of the Closing on the Closing Date (as such terms are hereinafter defined) and in accordance with the provisions of this Agreement and the applicable provisions of the Washington Business Corporation Act ("Washington Law"), Mergerco shall be merged with and into the Company (the "Merger") in accordance with the terms and conditions of this Agreement and a certificate of merger in substantially the form of EXHIBIT "A" annexed hereto (the "Articles of Merger"), with the Company as the surviving corporation of such Merger (the Company being hereinafter sometimes referred to as the "Surviving Corporation"). Thereupon, the separate existence of Mergerco shall cease, and the Company, as the Surviving Corporation, shall continue its corporate existence under Washington Law under its current name, ConnectSoft, Inc.

          1.2 EFFECTIVENESS OF THE MERGER. As soon as practicable upon or after the satisfaction or waiver of the conditions precedent set forth in Sections 8 and 9 below, Mergerco and the Company will execute the Articles of Merger (subject to such revisions as to form (but not substance) as may be required by the relevant provisions of Washington Law), and shall file or cause to be filed such Articles of Merger with the Secretary of State of Washington; and the Merger shall become effective as of the date of the filing of such Certificate of Merger, which shall occur on the "Closing Date" (as hereinafter defined), and the Closing shall be deemed to occur as of such Closing Date in accordance with Section 10 hereof.

          1.3 EFFECT OF THE MERGER. Upon the effectiveness of the Merger: (a) the Surviving Corporation shall own and possess all assets and property of every kind and description, and every interest therein, wherever located, and all rights, privileges, immunities, powers, franchises and authority of a public as well as of a private nature, of each of Mergerco and the Company (the "Constituent Corporations"), and all obligations owed to, belonging to or due to each of the Constituent Corporations, all of which shall be vested in the Surviving Corporation pursuant to Washington Law without further act or deed, and (b) the Surviving Corporation shall be liable for all claims, liabilities and obligations of the Constituent Corporations, all of which shall become and remain the obligations of the Surviving Corporation pursuant to Washington Law without further act or deed.

          1.4 SURVIVING CORPORATION. Upon the effectiveness of the Merger, the Articles of Incorporation, By-Laws, directors and officers of the Surviving Corporation shall be identical to those of Mergerco as in effect immediately prior to the effectiveness of the Merger.

          1.5 STATUS AND CONVERSION OF SECURITIES. At the Closing Date and upon the effectiveness of the Merger:

               (a)  MERGERCO STOCK.     Each share of capital stock of Mergerco
outstanding immediately prior to the effectiveness of the Merger shall be converted into and shall become one (1) share of common stock of the Surviving Corporation; and

               (b)  SPACELABS FULLY DILUTED EQUITY.    In addition to any shares
of Company common stock then owned by SpaceLabs, each outstanding share of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock of the Company (collectively, the "Preferred Stock") and each option to purchase shares of Preferred Stock or common stock of the Company which are owned or held by SpaceLabs (collectively, the "SpaceLabs Securities") shall be deemed to have been converted or exercised for $.01 per share immediately prior to the Closing Date of the Merger, into the maximum number of shares of Fully Diluted Equity of the Company into which such shares of SpaceLabs Securities are currently convertible or exercisable, representing an aggregate of 2,976,866 shares of Company Fully Diluted Equity.

               (c)  UPS FULLY DILUTED EQUITY.     In addition to any shares of
Company common stock then owned by UPS, each outstanding share of Preferred Stock and all options or warrants to purchase shares of common stock of the Company which are owned or held by UPS (collectively, the "UPS Securities") shall be deemed to have been converted or exercised for $.01 per share immediately prior to the Closing Date of the Merger, into the maximum number of shares of Fully Diluted Equity of the Company into which such shares of UPS Securities are currently convertible or exercisable, representing an aggregate of 1,982,632 shares of Company Fully Diluted Equity.

               (e) OPTIONS AND WARRANTS. Each outstanding warrant to purchase shares of common stock of the Company owned by any person, firm or corporation other than the Principal Stockholders, and each outstanding nonqualified and incentive stock option of the Company which shall have vested as at the Closing Date of the Merger (collectively, the "Vested Stock Options") shall, unless earlier surrendered, be exchanged on the effective date of the Merger into the maximum number of shares of Fully Diluted Equity of the Company represented by the shares of Company common stock which would have been issuable upon exercise of such warrants or Vested Stock Options, estimated at an aggregate of 2,320,459 shares of Company Fully Diluted Equity.

               (f) TREATMENT OF FULLY DILUTED EQUITY. Each share of the Stock of the Company outstanding immediately prior to the effectiveness of the Merger, representing: (i) the Fully Diluted Equity of the Company, after giving effect to the conversions and exercises of SpaceLabs Securities, UPS Securities, other warrants and Vested Stock Options described in Sections 1.5(c), (d) and (e) above; and (ii) all other securities of the Company exercisable, convertible or exchangeable for shares of Fully Diluted Equity, shall be canceled and extinguished and converted into the right to receive a proportionate amount of the Merger


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


Consideration payable pursuant to Section 2 below.   Such Merger Consideration
shall be paid and delivered to the holders of the outstanding Stock upon:

               (A) surrender to the Surviving Corporation of the certificates representing such shares of outstanding Stock (all of which shall be delivered free and clear of any and all pledges, liens, claims, charges, options, calls, encumbrances, restrictions and assessments whatsoever, except any restrictions which may be created by operation of state or federal securities laws) at the time and place of the Closing as provided in Section 10 below; and

               (B) delivery to the Surviving Corporation and AUGI by the subject holder of Stock of an appropriate letter confirming (x) such holder's ownership of his or her Stock free and clear as aforesaid (which representation and warranty shall survive the Closing), (y) such information regarding such holder and his background and financial status as may reasonably be requested by AUGI, and (z) such holder's investment intent with respect to the AUGI Securities being received by such holder pursuant to Section 2 below.

          1.6 BOOKS AND RECORDS. On the Closing Date, the Company shall deliver to AUGI all of the stock books, records and minute books of the Company, all financial and accounting books and records of the Company, and all referral, client, customer and sales records of the Company.

     2.   MERGER CONSIDERATION.

          2.1  MERGER CONSIDERATION.    On consummation of the Merger, the
record owners of all outstanding Fully Diluted Equity of the Company shall receive an aggregate of One Million (1,000,000) shares of Series B Convertible Preferred Stock of AUGI (the "AUGI Preferred Stock"). The AUGI Preferred Stock is hereinafter sometimes referred to as the "Merger Consideration."

          2.2  AUGI PREFERRED STOCK.    The AUGI Preferred Stock: (a) shall have
a par value of $.01 per share; (b) shall not pay a dividend; (c) shall not be subject to redemption by AUGI; (d) shall have a liquidation preference over the AUGI Common Stock (as defined below) of $3.50 per share; (e) shall vote, together with the AUGI Common Stock as a single class; provided, that until December 31, 1999 or sooner if converted into AUGI Common Stock, the AUGI Preferred Stock shall be voted by Robert M. Rubin or his designee; and (f) shall be convertible into AUGI Common Stock, as set forth below. A copy of the Certificate of Rights and Designations of the AUGI Preferred Stock is annexed hereto as EXHIBIT B and made a part


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


hereof.

          2.3  CONVERSION OF AUGI PREFERRED STOCK.     The AUGI Preferred Stock
may be converted into voting shares of AUGI Common Stock, $.01 par value per share (the "AUGI Common Stock"), AT ANY TIME, at the option of the holder of the AUGI Preferred Stock. Each share of AUGI Preferred Stock shall be convertible into that number of shares of AUGI Common Stock, based upon the factors and circumstances as are set forth below in this Section 2.3:

               (a)  MINIMUM NUMBER OF SHARES OF AUGI COMMON STOCK.    Each full
share of AUGI Preferred Stock may be converted by the holder, at any time or from time to time, irrespective of the application of any other provisions of this Section 2.3, into one (1) full share of AUGI Common Stock (a minimum of 1,000,000 shares of AUGI Common Stock if all such shares of AUGI Preferred Stock are so converted).

               (b) COMBINED PRE-TAX INCOME. In the event that the "Combined Pre-Tax Income" (as hereinafter defined) of any or all of the "Subject Entities" (as hereinafter defined) in ANY ONE of the three fiscal years commencing August 1, 1996 and ending July 31, 1997, commencing August 1, 1997 and ending July 31, 1998, or commencing August 1, 1998 and ending July 31, 1999 (each a "Measuring Fiscal Year" and collectively, the "Measuring Fiscal Years"):

                    (i) shall equal or exceed Three Million ($3,000,000) Dollars, each share of AUGI Preferred Stock may be converted by the holder into two (2) shares of AUGI Common Stock (a maximum of 2,000,000 shares of AUGI Common Stock if all such shares of AUGI Preferred Stock are so converted); or

                    (ii) shall equal or exceed Five Million ($5,000,000) Dollars, each share of AUGI Preferred Stock may be converted by the holder into three (3) shares of AUGI Common Stock (a maximum of 3,000,000 shares of AUGI Common Stock if all such shares of AUGI Preferred Stock are so converted).

          As used herein, the term "Subject Entities" shall mean and include:
(i) the Surviving Corporation, (ii) any consolidated subsidiaries of the Surviving Corporation hereafter formed or acquired, (iii) eXodus Technologies, Inc., an Affiliate of the Surviving Corporation to be formed by AUGI as a direct majority-owned subsidiary of AUGI ("eXodus"), and (iv) any consolidated subsidiaries of eXodus or AUGI hereafter formed or acquired to conduct the business operations currently engaged in by ConnectSoft or any derivatives thereof. Notwithstanding the foregoing, the term Subject Entities shall not be deemed to include any other independently owned corporations or businesses which may be acquired by AUGI or any direct or indirect subsidiary of AUGI, unless assets or operating revenue of any of the Subject Entities are transferred thereto.


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


           As used herein, the term "Combined Pre-Tax Income" shall mean the consolidated income of the Subject Entities after deduction of all expenses paid or accrued and required to be deducted from such income in accordance with generally accepted accounting principles then in effect, but BEFORE deduction or application of (A) all federal, state and local taxes on such income; and (B) all interest on indebtedness for money borrowed from AUGI or its subsidiaries OTHER than the Subject Entities; PROVIDED, that there shall be deducted from such income, all interest paid or accrued on indebtedness incurred by AUGI, to the extent that any proceeds of such indebtedness were used to provide financing to any of the Subject Entities.

          Promptly following the filing of its Form 10-K for each of the three
(3) fiscal years comprising the Measuring Fiscal Years, AUGI shall provide each of the Principal Stockholders with annual audited financial statements of the Subject Entities reflecting the Combined Pre-Tax Income.

               (c)   SALE OF THE COMPANY OR EXODUS.    In the event that AUGI
shall at any time on or before December 31, 1999 sell assets or securities of the Company, eXodus or any of the other Subject Entities for consideration aggregating Five Million ($5,000,000) Dollars or more, each share of AUGI Preferred Stock shall be immediately convertible by the holder into three (3) shares of AUGI Common Stock (a maximum of 3,000,000 shares of AUGI Common Stock if all such shares of AUGI Preferred Stock are so converted), irrespective of the Combined Pre-Tax Income.

               (d)  INITIAL PUBLIC OFFERING; GOING PRIVATE TRANSACTION.    In
the event that AUGI shall at any time on or before December 31, 1999, either:

     (i) consummate an initial public offering of the securities of any of the Subject Entities (an "IPO"), pursuant to which EITHER: (A) the issuer of securities in such IPO shall receive gross proceeds from such IPO of $10,000,000 or more, or (B) the market valuation of 100% of the Common Stock of the issuer of such securities at any time following such IPO (based upon the average of the closing prices of the common stock of such issuer as traded on The NASDAQ Stock Market or any other national securities exchange for any twenty (20) consecutive trading days) shall equal or exceed $50,000,000; OR

     (ii) enter into any transaction with any third party (whether tender offer, merger, consolidation or other combination) as a result of which it is contemplated that no shares of Common Stock of AUGI or its successor-in-interest will be publicly traded on The NASDAQ Stock Market or any other national securities exchange upon consummation of such transaction (a "Going Private Transaction"), then, and in either event, each share of AUGI Preferred Stock shall be immediately convertible by the holder into three (3) shares of AUGI Common Stock (a maximum of 3,000,000 shares of AUGI Common Stock if all such shares of AUGI Preferred Stock are so converted), irrespective of the Combined Pre-Tax Income.

          2.4 REDUCTION OF MERGER CONSIDERATION UPON FORMATION OF EXODUS TECHNOLOGIES, INC.

               (a) Effective upon consummation of the Merger or immediately thereafter, AUGI shall cause the Surviving Corporation of the Merger to distribute to eXodus the assets, properties and liabilities of the X-Connection division of the Surviving Corporation. The capital stock of eXodus shall be owned 75% by AUGI and 25% by certain key employees of the Company, including Ajoy Banerjee, Scott Barton and the other persons who are listed on SCHEDULE 2.4 annexed hereto (collectively, the "eXodus Minority Stockholders").

               (b) The eXodus Minority Stockholders (but no other shareholders of the Company) by their execution of this Merger Agreement, hereby waive any and all right, title and interest in and to the Merger Consideration. Accordingly, at the Closing Date of the Merger, the aggregate number of shares of AUGI Preferred Stock issuable by AUGI as Merger Consideration hereunder shall be REDUCED by that number of shares of AUGI Preferred Stock (including any shares of AUGI Common Stock into which such AUGI Preferred Stock may be converted) which shall be equal to the number of shares of such securities which the eXodus Minority Stockholders would have otherwise received in the Merger in their capacities as holders of Fully Diluted Equity of the Company.

          2.5  SPECIAL AUGI COMMON STOCK ISSUANCE.  The provisions of this
Section 2.5 shall NOT apply to eXodus or any eXodus Minority Stockholders, who shall own their equity directly in the eXodus subsidiary of AUGI. Subject to the foregoing, in addition to, and not in lieu of the conversion rights attributable to the AUGI Preferred Stock described in Section 2.3 hereof, if at any time on or prior to the expiration of the Measuring Fiscal Years, any ONE or more of Subject Entities shall achieve ON ITS OWN aggregate Pre-Tax Income of at least $3,000,000, BUT the Company and eXodus and all Subject Entities, as a combined whole, shall fail, for any reason, to achieve a sufficient Combined Pre-Tax Income to increase the number of shares of AUGI Common Stock into which the AUGI Preferred Stock is convertible to the maximum of 3,000,000 shares of AUGI Common Stock, AUGI shall, on or before December 31, 1999, issue directly to the officers and key employees of ONLY the Subject Entity which shall have achieved Pre-Tax Income of $3,000,000 or more, an aggregate of 500,000 shares of AUGI Common Stock.

     3.   REGISTRATION RIGHTS.

          3.1 UPS AND SPACELABS. If at least 50% of the shares of AUGI Preferred Stock owed by each of UPS and/or SpaceLabs shall have been converted into AUGI Common Stock as provided in Section 2.3 hereof, AUGI agrees, at any time on or after July 31, 1998 to provide either UPS or SpaceLabs, or both of them, with certain piggyback registration rights on their shares of AUGI Common Stock on each occasion that AUGI registers securities under the Securities Act of 1933, as amended (the "Securities Act").

          3.2 OTHER STOCKHOLDERS. To the extent that any other Company stockholder shall have converted at least 50% of his or her shares of AUGI Preferred Stock into shares of AUGI Common Stock, AND such shares of AUGI Common Stock shall not then be salable under Rule 144, at any time after July 31, 1998, AUGI shall provide piggyback registration rights to such other Company stockholder.

          3.3 Annexed hereto as EXHIBIT C and made a part hereof, is a true copy of the form of registration rights agreement to be executed by AUGI, UPS, SpaceLabs and the other Principal Stockholders at the Closing Date of the Merger.

     4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PRINCIPAL STOCKHOLDERS.

          The Company and the Principal Stockholders hereby represent and warrant to Mergerco and AUGI as follows; PROVIDED, that AUGI and Mergerco acknowledge that: (i) the representations and warranties of the Company and London are joint and several; (ii) the representations and warranties of the Principal Stockholders, other than London, are limited to those specific representations and warranties set forth in Section 4.1(a) and Section 4.2(b) below; (iii) except for representations and warranties made by London, the Company will not be liable for the representations of the other Principal Stockholders; and (iv) the representations and warranties of the Principal Stockholders, other than London, are made severally and not jointly and severally with all other Principal Stockholders:

          4.1  OWNERSHIP OF THE STOCK.

               (a) The number of shares of outstanding Stock, the record owners thereof, and the record addresses and social security number or tax identification number of each of the Principal Stockholders, are as set forth on
SCHEDULE 4.1 annexed hereto. Each Principal Stockholder is the legal and beneficial owner of his or its shares of the Stock, free and clear of all pledges, liens, claims, charges, options, calls, encumbrances, restrictions and assessments whatsoever, except any restrictions which may be created by operation of state or federal securities laws.

               (b) SCHEDULE 4.1 accurately sets forth the number of shares of Stock owned of record and beneficially by each Principal Stockholders, and all of the Stock has been duly authorized and validly issued, and is fully paid and non-assessable.

          4.2  VALID AND BINDING AGREEMENT.

               (a) The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company have been duly and validly authorized by the Board of Directors of the Company and the Principal Stockholders. The Company has the full legal right, power and authority to execute and deliver this Agreement and, upon obtaining necessary shareholder approval, will have the full power and authority to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company and the Principal Stockholders in accordance with its terms, except to the extent limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and except that the remedy of specific performance or similar equitable relief is available only at the discretion of the court before which enforcement is sought.

               (b) Each Principal Stockholder has full legal right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and, when executed and delivered by such Principal Stockholder, the Registration Rights Agreement, the Non-Competition Agreement and the Proxy (as such terms are hereinafter defined), constitutes and will constitute the legal, valid and binding obligations of such Principal Stockholder, enforceable against such Principal Stockholder in accordance with their respective terms, except to the extent limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and except that the remedy of specific performance or similar equitable relief is available only at the discretion of the court before which enforcement is sought.

          4.3  ORGANIZATION, GOOD STANDING AND QUALIFICATION.

               (a) The Company: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington;
(ii) has all necessary corporate power and authority to carry on its business and to own, lease and operate its properties; and (iii) is not required, by the nature of its properties or business, to be qualified to do business as a foreign corporation in any other foreign jurisdiction in which the failure to be so qualified would have a material adverse effect on the Company or its business or financial condition.

               (b) The Company has no subsidiary corporations.

               (c) True and complete copies of the Articles of Incorporation and By-Laws of the Company (including all amendments thereto), and a correct and complete list of the officers and directors of the Company, are annexed hereto as SCHEDULE 4.3.

          4.4  CAPITAL STRUCTURE; STOCK OWNERSHIP.

               (a) The authorized and outstanding shares of capital stock of the Company, and the record owners of such shares of capital stock, including thereon all shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, and all outstanding options, warrants and other securities convertible, exchangeable or exercisable for shares of common stock of the Company are as set forth on SCHEDULE 4.4 annexed hereto. Other than as set forth on SCHEDULE 4.4, no other shares of capital stock of the Company are issued or outstanding.

               (b) Except as set forth in SCHEDULE 4.4 annexed hereto (all of which agreements and commitments will be terminated and canceled as of the Closing Date, without any payment by the Company), there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or calls, demands or commitments: (i) obligating the Company to issue, transfer or purchase any shares of its capital stock, or (ii) obligating the Principal Stockholders or, to the best of the knowledge of the Company and London, any other stockholder of the Company to transfer any shares of the Stock owned by such stockholder. Other than in respect of the stock purchase rights described in SCHEDULE 4.4 (all of which shall be terminated and canceled as of the Closing Date, without any payment by the Company), no shares of capital stock of the Company are reserved for issuance pursuant to stock options, warrants, agreements or other rights to purchase capital stock.

          4.5 INVESTMENTS. Except as set forth on SCHEDULE 4.5, the Company does not own, directly or indirectly, any stock or other equity securities of any corporation or entity, or have any direct or indirect equity or ownership interest in any person, firm, partnership, corporation, venture or business other than the business conducted by the Company.

          4.6  FINANCIAL INFORMATION.

               (a) The Company has furnished to AUGI the audited financial statements of the Company as at December 31, 1993 and December 31, 1994 and for the fiscal periods then ended, including balance sheets, statements of operations, statements of stockholders' equity, and statements of cash flow, as reported on by Coopers & Lybrand (the "Audited Financial Statements"). The Company has also furnished to AUGI the unaudited financial statements of the Company as at December 31, 1995 and as at March 31, 1996, consisting of balance sheets at December 31, 1995 and March 31, 1996 and statements of operations for the year ended December 31, 1995 and the three months ended March 31, 1996 (the "Unaudited Financial Statements"). Such Audited Financial Statements and Unaudited Financial Statements are herein collectively referred to as the "Financial Statements".


               (b)  Except as provided in SCHEDULE 4.6(B), the Financial
Statements: (i) are complete and correct in all material respects and present fairly the financial position of the Company as of the dates thereof and for the periods reflected therein, and (except as indicated in the financial statements or notes thereto) all in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis; (ii) make full and adequate provision, in accordance with generally accepted accounting principles, for the various assets and liabilities of the Company and provide the results of its operations and transactions in its accounts, as of the dates and for the periods referred to therein; (iii) reflect only assets and liabilities and results of operations and transactions of the Company, and do not include or reflect any assets, liabilities or transactions of any corporation or entity except the Company; and (iv) were prepared from the books and records of the Company which accurately and consistently reflect all transactions to which the Company and Subsidiary were and are a party; PROVIDED, that the Unaudited Financial Statements omit footnote disclosures required under

GAAP and are subject to fiscal year end audit adjustments which would not, individually or in the aggregate, be material.

               (c) Except as expressly set forth in the Financial Statements and/or in the Schedules to this Agreement, or arising in the normal course of the Company's business since December 31, 1995, to the best knowledge of the Company there are, as at the date hereof, no liabilities or obligations (including, without limitation, any tax liabilities or accruals) of the Company or Subsidiary, including any contingent liabilities, that are, in the aggregate, material.

               (d) The Company has furnished to AUGI: (i) an aging schedule of accounts receivable and accounts payable of the Company as at March 31, 1996;
(ii) a list of the outstanding principal balance of and approximate accrued interest on all indebtedness (other than accounts payable), loans and/or notes payable of the Company and Subsidiary as of March 31, 1996; (iii) a list of any leasehold or other contractual obligations of the Company to the Principal Stockholders, any other stockholder of the Company, and/or any of their respective Affiliates on the date hereof; (iv) a list of all obligations of the Company guaranteed by the Principal Stockholders, any other stockholder of the Company and/or any of their respective Affiliates on the date hereof, and the terms of such guarantees; (v) a list reflecting the nature and amount of all obligations owed to the Company on the date hereof by the Principal Stockholders, any other stockholder of the Company, and/or any of their respective Affiliates; and (vi) a list reflecting the nature and amount of all obligations owed by the Company on the date hereof to the Principal Stockholders, any other stockholder of the Company, and/or any of their respective Affiliates. Wherever used in this Agreement, the term "Affiliate" means, as respects any person or entity, any other person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the first person or entity.

          4.7 CERTAIN ADVERSE CHANGES. The parties hereto acknowledge that, since March 31, 1996, there has been material and adverse changes in the financial condition, operations or business of the Company from that shown in the Financial Statements. Except as and to the extent described in SCHEDULE 4.7 annexed hereto (which Schedule may make reference to any other Schedule hereto or to any other document(s) referred to in this Agreement which has heretofore been delivered to Mergerco), since March 31, 1996, the business of the Company has continued to be operated only in the ordinary course, and there has not been:

               (a) Any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the business, operations, assets, properties, financial condition or prospects of the Company; or

               (b) Any declaration, setting aside or payment of any dividend or other distribution with respect to the Stock, any other payment of any kind by the Company to any of its stockholders or any of their respective Affiliates outside of the ordinary course of business, any forgiveness of any debt or obligation owed to the Company by any of its stockholders or any of their respective Affiliates, or any direct or indirect redemption, purchase or other acquisition by the Company of any capital stock of the Company.

          4.8  TAX RETURNS AND TAX AUDITS.

               (a) Except as and to the extent disclosed in SCHEDULE 4.8 annexed hereto: (i) on the date hereof and on the Closing Date, all federal, state and local tax returns and tax reports required to be filed by the Company on or before the date of this Agreement or the Closing Date, as the case may be, have been and will have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed; (ii) all federal, state and local income, franchise, sales, use, property, excise and other taxes (including interest and penalties and including estimated tax installments where required to be filed and paid) due from or with respect to the Company as of the date hereof and as of the Closing Date have been and will have been fully paid, and appropriate accruals shall have been made on the Company's books for taxes not yet due and payable; (iii) as of the Closing Date, all taxes and other assessments and levies which the Company is required by law to withhold or to collect on or before the Closing Date will have been duly withheld and collected, and will have been paid over to the proper governmental authorities to the extent due and payable on or before the Closing Date; and (iv) there are no outstanding or pending claims, deficiencies or assessments for taxes, interest or penalties with respect to any taxable period of the Company. At and after the Closing Date, the Company will have no liability for any federal, state or local income tax with respect to any taxable period ending on or before the Closing Date, except as and to the extent disclosed in SCHEDULE 4.8.

               (b) There are no audits pending with respect to any federal, state or local tax returns of the Company, and no waivers of statutes of limitations have been given or requested with respect to any tax years or tax filings of the Company.

          4.9 PERSONAL PROPERTY; LIENS. Except as provided in SCHEDULE 4.9 anenxed hereto, the Company has and owns good and marketable title to all of its tangible personal property, including therein all software, software developments and related technology, free and clear of all liens, pledges, claims, security interests and encumbrances whatsoever, except for: (a) liens securing the Company's indebtedness for money borrowed as reflected in the Financial Statements, pursuant to the security agreements listed in SCHEDULE 4.9 annexed hereto; (b) liens securing the deferred purchase price of machinery, equipment, vehicles and/or other personal property, as indicated on SCHEDULE 4.9; (c) liens for current taxes not yet due and payable or which are being contested in good faith by appropriate proceedings; and (d) liens, pledges, claims, security interests, encumbrances, mortgages, conditions or restrictions which are not, individually or in the aggregate, material in character or amount and do not interfere with the use made or presently proposed to be made of any such property (collectively, "Permitted Liens"). All material items of machinery, equipment, vehicles and other personal property owned or leased by the Company are listed in SCHEDULE 4.9 annexed hereto, and, except as and to the extent disclosed in SCHEDULE 4.9, all of such personal property are in good operating condition and repair (reasonable wear and tear excepted) and are adequate for their use in the Company's business as presently conducted.

          4.10  REAL PROPERTY.

               (a) The Company neither owns nor has any interest of any kind (whether ownership, lease or otherwise) in any real property except to the extent of the Company's leasehold interests under the leases for its business premises, true and complete copies of which leases (including all amendments thereto) are annexed hereto as SCHEDULE 4.10 (the "Leases").

               (b) The Company (and, to the best of the knowledge of London and the Company, the landlords thereunder) is presently in compliance with all of its obligations under the Leases, and the premises leased thereunder are in good condition (reasonable wear and tear excepted) and are adequate for the operation of the Company's business as presently conducted.

          4.11 ACCOUNTS RECEIVABLE. All accounts receivable shown on the balance sheet as of March 31, 1996 included in the Financial Statements (the "Balance Sheet"), and all accounts receivable thereafter created or acquired by the Company prior to the Closing Date, (a) have arisen or will arise in the ordinary course of the Company's business, (b) are and will be subject to no counterclaims, set-offs, allowances or discounts of any kind, except to the extent of the allowance for doubtful accounts as of March 31, 1996 reflected in the Balance Sheet, and (c) have been, are and will be valid and collectible in the ordinary course of business within six (6) months after the Closing Date (subject to the aforesaid allowance for doubtful accounts), without necessity of instituting any legal proceedings for collection.

          4.12 INVENTORIES. Except as set forth on SCHEDULE 4.12, all supplies and other inventories shown on the Balance Sheet, and all inventories thereafter acquired by the Company prior to the Closing Date, have been and will be valued at the lower of cost or market, and consisted and will consist of items which are of a quality and quantity which are useable in the ordinary course of the Company's business.

          4.13 INSURANCE POLICIES. SCHEDULE 4.13 annexed hereto contains a true and correct schedule of all insurance coverages held by the Company concerning its business and properties (including but not limited to professional liability insurance).

          4.14 PERMITS AND LICENSES. The Company possesses all permits, licenses and/or franchises, from whatever governmental authorities or agencies (domestic and/or foreign) requiring the same and having jurisdiction over the Company, which are necessary in order to operate its business in the manner presently conducted, all of which permits, licenses and/or franchises are valid, current and in full force and effect; and none of such permits, licenses or franchises will be voided, revoked or terminated, or voidable, revocable or terminable, upon and by reason of the Merger and the change of ownership of the Company pursuant to this Agreement.

          4.15  CONTRACTS AND COMMITMENTS.

               (a) SCHEDULE 4.15 annexed hereto lists all material contracts, leases, commitments, technology agreements, software development agreements, software licenses, indentures and other agreements to which the Company is a party (collectively, "Material Contracts"), except that SCHEDULE 4.15 need not list any such agreement that is listed on any other Schedule hereto, or was entered into in the ordinary course of the business of the Company and that, in any case: (i) is for the purchase of supplies or other inventory items in the ordinary course of business; (ii) is related to the purchase or lease of any capital asset involving aggregate payments of less than $5,000 per annum; or
(iii) may be terminated without penalty, premium or liability by the Company on not more than thirty (30) days' prior written notice; PROVIDED, HOWEVER, that
SCHEDULE 4.15 shall list all technology agreements, software development agreements and software licenses involving the Company or any Affiliate, regardless of the duration thereof or the amount of payments called for or required thereunder.

               (b) Except as set forth in SCHEDULE 4.15: (i) all Material Contracts are listed on SCHEDULE 4.15 and all such Material Contracts are in full force and effect; (ii) the Company is in compliance in all material respects with all of its obligations under the Material Contracts, and has not received any written notice that any Material Contract is in material breach or default or is now subject to any condition or event which has occurred and which, after notice or lapse of time or both, would constitute a material default by any party under any such contract, lease, agreement or commitment; and (iii) none of the Material Contracts will be voided, revoked or terminated, or voidable, revocable or terminable, upon and by reason of the Merger and the change of ownership of the Company pursuant to this Agreement.

               (c) No purchase commitment by the Company is in excess of the normal, ordinary and usual requirements of the business of the Company.

               (d) Except as set forth in SCHEDULE 4.15, the Company does not have any outstanding contracts with or commitments to officers, employees, technicians, agents, consultants or advisors that are not cancelable by the Company without penalty, premium or liability (for severance or otherwise) on less than thirty (30) days' prior written notice.

               (e) There is no outstanding power of attorney granted by the Company to any person, firm or corporation for any purpose whatsoever.

          4.16 CUSTOMERS AND SUPPLIERS. Neither the Principal Stockholders nor, to the best of the knowledge of the Company and London, the Company, has received any written notice of any existing, announced or anticipated changes in the policies of any material clients, customers or suppliers of the Company which will materially adversely affect the business presently being conducted by the Company.

          4.17  LABOR, BENEFIT AND EMPLOYMENT AGREEMENTS.

               (a) Except as set forth in SCHEDULE 4.17 annexed hereto, the Company is not a party to (i) any collective bargaining agreement or other labor agreement, or (ii) any agreement with respect to the employment or compensation of any non-hourly and/or non-union employee(s). SCHEDULE 4.17 sets forth the amount of all compensation or remuneration (including any discretionary bonuses) paid or to be paid by the Company during the 1996 calendar year to employees or consultants who presently receive aggregate compensation or remuneration at an annual rate in excess of $35,000.

               (b) No union is now certified or, to the best of the knowledge of the Company and London, claims to be certified as a collective bargaining agent to represent any employees of the Company, and there are no labor disputes existing or, to the best of the knowledge of the Company or London, threatened, involving strikes, slowdowns, work stoppages, job actions or lockouts of any employees of the Company.

               (c) Except as set forth on SCHEDULE 4.17, there are no unfair labor practice charges or petitions for election pending or being litigated before the National Labor Relations Board or any other federal or state labor commission relating to any employees of the Company. The Company has not received any written notice of any actual or alleged violation of any law, regulation, order or contract term affecting the collective bargaining rights of employees, equal opportunity in employment, or employee health, safety, welfare, or wages and hours.

               (d) With respect to any "multiemployer plan" (as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) to which the Company has at any time been required to make contributions, the Company has not, at any time on or after April 29, 1980, suffered or caused any "complete withdrawal" or "partial withdrawal" (as such terms are respectively defined in Sections 4203 and 4205 of ERISA) therefrom on its part.

               (e) Except as disclosed on SCHEDULE 4.17, the Company does not maintain, or have any liabilities or obligations of any kind with respect to, any bonus, deferred compensation, pension, profit sharing, retirement or other such benefit plan, and does not have any potential or contingent liability in respect of any actions or transactions relating to any such plan other than to make contributions thereto if, as and when due in respect of periods subsequent to the date hereof. Without limitation of the foregoing, (i) the Company has made all required contributions to or in respect of any and all such benefit plans, (ii) no "accumulated funding deficiency" (as defined in Section 412 of the Internal Revenue Code of 1986, as amended (the "Code")) has been incurred in respect of any of such benefit plans, and the present value of all vested accrued benefits thereunder does not, on the date hereof, exceed the assets of any such plan allocable to the vested accrued benefits thereunder, (iii) there has been no "prohibited transaction" (as defined in Section 4975 of the Code) with respect to any such plan, and no transaction which could give rise to any tax or penalty under Section 4975 of the Code or Section 502 of ERISA, and (iv) there has been no "reportable event" (within the meaning of Section 4043(b) of ERISA) with respect to any such plan. All of such plans which constitute, are intended to constitute, or have been treated by the Company as "employee pension benefit plans" or other plans within Section 3 of ERISA have been determined by the Internal Revenue Service to be "qualified" under Section 401(a) of the Code, and have been administered and are in compliance with ERISA and the Code; and the Principal Stockholders have no knowledge of any state of facts, conditions or occurrences such as would impair the "qualified" status of any of such plans.

               (f) Except for the group insurance programs listed in SCHEDULE 4.17, the Company does not maintain any medical, health, life or other employee benefit insurance programs or any welfare plans (within the meaning of Section 3(1) of ERISA) for the benefit of any current of former employees, and, except as required by law, the Company has no liability, fixed or contingent, for health or medical benefits to any former employee.

          4.18  NO BREACH OF STATUTE, DECREE OR OTHER INSTRUMENT.

               (a)  Except as set forth in SCHEDULE 4.18 annexed hereto:
(i) neither the execution and delivery of this Agreement by the Company and/or the Principal Stockholders, nor the performance of or compliance with the terms and provisions of this Agreement on the part of the Company and/or the Principal Stockholders, will violate or conflict with any term of the Articles of Incorporation or By-Laws of the Company or any statute, law, rule or regulation of any governmental authority affecting the existing business of the Company, or will at the Closing Date conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any judgment, order, award, injunction, decree, contract, lease, agreement, indenture or other instrument to which the Company or the Principal Stockholders is a party or by which the Company or the Principal Stockholders is bound; (ii) no consent, authorization or approval of or filing with any governmental authority or agency, or any third party, will be required on the part of the Company or the Principal Stockholders in connection with the consummation of the transactions contemplated hereby; and (iii) the Company will not be required, whether by law, regulation or administrative practice, to reapply for or refile to obtain any of the licenses, permits or other authorizations presently held by the Company and required for the operation of its business as conducted on the date hereof.

               (b) In connection with and as respects the Merger, the Company and each Principal Stockholder of the Company has waived any and all rights which it, he or she may have (by way of right of first refusal, right of first offer, or otherwise) to purchase any of the Stock by reason of the proposed disposition thereof by any Principal Stockholder pursuant to the Merger.

          4.19  COMPLIANCE WITH LAWS.

               (a) Except as set forth on SCHEDULE 4.19, to the best of the knowledge of the Company and London, the Company has not, at any time during the three (3) year period prior to the date hereof, (i) handled, stored, generated, processed or disposed of any hazardous substances in violation of any federal, state or local environmental laws or regulations, (ii) otherwise committed any material violation of any federal, state or local environmental laws or regulations (including, without limitation, the provisions of the Environmental Protection Act and other applicable environmental statutes and regulations) or any material violation of the Occupational Safety and Health Act, or (iii) been in material violation of any requirements of its insurance carriers from time to time.

               (b) Except as set forth on SCHEDULE 4.19, neither the Company nor any of its current officers has received any written notice of default or violation, nor, to the best of the knowledge of the Company and London, is the Company in default or violation, with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any federal, state, local, municipal or other governmental agency, board, commission, bureau, instrumentality or department, domestic or foreign, relating to any aspect of the Company's business, affairs, properties or assets. Neither the Company nor any of its current officers has received written notice of, been charged with, or is under investigation with respect to, any violation of any provision of any federal, state, local, municipal or other law or administrative rule or regulation, domestic or foreign, relating to any aspect of the Company's business, affairs, properties or assets, which violation would have a material adverse effect on the Company, its business or any material portion of its assets.

               (c) SCHEDULE 4.19 sets forth the date(s) of the last known audits or inspections (if any) of the Company conducted by or on behalf of the Environmental Protection Agency, the Occupational Safety and Health Administration, and any other governmental and/or quasi-governmental agency (federal, state and/or local).

          4.20 LITIGATION. Except as disclosed in SCHEDULE 4.20 annexed hereto, there is no suit, action, arbitration, or legal, administrative or other proceeding, or governmental investigation (including, without limitation, any claim alleging the invalidity, infringement or interference of any patent, patent application, or rights thereunder owned or licensed by the Company) pending, or to the best knowledge of the Company and London, threatened, by or against the Company or any of its assets or properties. Except as disclosed in
SCHEDULE 4.20 annexed hereto, the Company and London is not aware of any state of facts, events, conditions or occurrences which might properly constitute grounds for or the basis of any meritorious suit, action, arbitration, proceeding or investigation against or with respect to the Company.

          4.21 PATENTS, LICENSES AND TRADEMARKS. SCHEDULE 4.21 annexed hereto correctly sets forth a list and brief description of the nature and ownership of: (a) all patents, patent applications, copyright registrations and applications, registered trade names, and trademark registrations and applications, both domestic and foreign, which are presently owned, filed or held by the Company and/or any of its directors, officers, stockholders or employees and which in any way relate to or are used in the business of the Company; (b) all licenses, both domestic and foreign, which are owned or controlled by the Company and/or any of its directors, officers, stockholders or employees and which in any way relate to or are used in the business of the Company; and (c) all franchises, licenses and/or similar arrangements granted to the Company by others and/or to others by the Company. None of the patents, patent applications, copyright registrations or applications, registered trade names, trademark registrations or applications, franchises, licenses or other arrangements set forth or required to be set forth in SCHEDULE 4.21 is subject to any pending challenge known to the Company or London.

          4.22 TRANSACTIONS WITH AFFILIATES. Except as disclosed on SCHEDULE 4.22, no material asset employed in the business of the Company is owned by, leased from or leased to any of the stockholders of the Company, any of their respective Affiliates, members of their families or any partnership, corporation or trust for their benefit, or any other officer, director or employee of the Company or any Affiliate of the Company.

          4.23 BANK ACCOUNTS. Annexed hereto as SCHEDULE 4.23 is a correct and complete list of all bank accounts and safe deposit boxes maintained by or on behalf of the Company, with indication of all persons having signatory, access or other authority with respect thereto.

          4.24 SCHEDULES INCORPORATED BY REFERENCE. The making of any recitation in any Schedule hereto shall be deemed to constitute a representation and warranty that such recitation is an accurate statement and disclosure of the information required by the corresponding Section(s) of this Agreement, as, to the extent, and subject to the qualifications and limitations, set forth in such corresponding Section(s).

          4.25 DISCLOSURE TO STOCKHOLDERS. The Company has, or prior to the Closing Date will have, provided to all holders of shares of capital stock of the Company a full and fair description of all material terms and conditions of the Merger and all other material transactions contemplated by this Agreement, and have made available to all holders of Company capital stock (a) the reports of AUGI described in Section 5.5 below, (b) true and complete copies of this Agreement and all of the Exhibits hereto, and (c) a true and complete copy of Section ___ of the Washington Law (relating to rights of dissenters in a Merger under Washington Law); and each holder of capital stock has had a full and fair opportunity to keep a copy of such reports and documents and review same to his or her satisfaction.

          4.26 DISCLOSURE AND DUTY OF INQUIRY. Neither AUGI nor Mergerco is or will be required to undertake any independent investigation to determine the truth, accuracy and completeness of the representations and warranties made by the Company and the Principal Stockholders in this Agreement.

     5.   REPRESENTATIONS AND WARRANTIES OF MERGERCO AND AUGI.

          Mergerco and AUGI hereby jointly and severally represent and warrant to the Company and the Principal Stockholders, as follows:

          5.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of Mergerco and AUGI is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and Delaware, respectively, with all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

          5.2 AUTHORIZATION OF AGREEMENT. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by Mergerco and AUGI have been duly and validly authorized by the Board of Directors and sole stockholder of Mergerco, and by the Board of Directors of AUGI; and Mergerco and AUGI have the full legal right, power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder, and to consummate the transactions contemplated hereby. No further corporate authorization is necessary on the part of Mergerco or AUGI to consummate the transactions contemplated hereby.

          5.3 VALID AND BINDING AGREEMENT. This Agreement constitutes the legal, valid and binding obligation of Mergerco and AUGI, enforceable against Mergerco and AUGI in accordance with its terms, and this Agreement and, when executed and delivered by AUGI the Registration Rights Agreement, constitutes and will constitute the legal, valid and binding obligations of the Surviving Corporation and AUGI (as the case may be), enforceable against the Surviving Corporation and AUGI in accordance with their respective terms, except, in each case, to the extent limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and except that the remedy of specific performance or similar equitable relief is available only at the discretion of the court before which enforcement is sought.

          5.4 NO BREACH OF STATUTE OR CONTRACT. Neither the execution and delivery of this Agreement by Mergerco or AUGI, nor compliance with the terms and provisions of this Agreement on the part of Mergerco or AUGI, will:
(a) violate any statute or regulation of any governmental authority, domestic or foreign, affecting Mergerco or AUGI; (b) require the issuance of any authorization, license, consent or approval of any federal or state governmental agency; or (c) conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree, note, indenture, loan agreement or other agreement or instrument to which Mergerco or AUGI is a party, or by which Mergerco or AUGI is bound, or constitute a default thereunder.

               CAPITALIZATION OF AUGI

               AUGI is (i) authorized to issue 20,000,000 shares of Common Stock, $.01 par value per share ("AUGI Common Stock"), 1,200,000 shares of Series A preferred stock, $.01 par value per share ("Series A Preferred Stock") and 1,500,000 shares of Series B Preferred Stock, $.01 par value per share ("Series B Preferred Stock"); (ii) 5,695,749 shares of AUGI Common Stock were issued and outstanding at April 30, 1996: (iii) 750,000 shares of AUGI Common Stock are reserved for issuance pursuant to AUGI's 1991 Employee Incentive

Stock Option Plan, of which approximately 620,000 options are outstanding; (iv) 171,000 stock options were reserved for certain key employees under AUGI's Stock Option Bonus Plan, of which 114,000 options are outstanding; (v) 38,496 options were reserved for certain employees under a 1991 Transfer Plan, of which options to purchase 24,328 shares of AUGI Common Stock are outstanding; (vi) 2,000,000 options are reserved for issuance (subject to AUGI stockholder ratification) pursuant to a 1996 qualified and non-qualified stock option plan, of which options to purchase 1,050,000 shares of AUGI Common Stock have been granted; and
(vii) warrants to purchase an aggregate of 920,000 shares of AUGI Common Stock at $7.50 per share are issued and outstanding. AUGI intends to amend its Certificate of Incorporation to authorize an aggregate of 25 million shares of Class A voting Common Stock, 25 million shares of Class B non-voting Common Stock, 1.2 million shares of Series A Preferred Stock and 1.5 million shares of Series B Preferred Stock. Except as described above, there are no outstanding options, warrants, shares of capital stock or debentures, rights or subscriptions which are exercisable or convertible into shares of Common Stock of AUGI, or otherwise entitling the holders to purchase shares of AUGI Common Stock.

               AUGI PREFERRED STOCK AND AUGI COMMON STOCK. When issued and delivered pursuant to Section 2.3 above all of the AUGI Preferred Stock and the underlying maximum of 3,000,000 shares of AUGI Common Stock issuable upon conversion of the AUGI Preferred Stock, shall have been duly authorized and validly issued, and shall be fully paid and non-assessable, and except as described on EXHIBIT B, shall be free of any pre-emptive rights or other limitations.

          5.7 INVESTMENT. AUGI will be acquiring ownership of the outstanding capital stock of the Surviving Corporation for its own account, for investment purposes only, and not with a view to the resale or distribution thereof.

          5.8  BUSINESS OF MERGERCO.    Mergerco has been formed solely for the
purposes of consummating the transactions contemplated by this Merger Agreement, has not conducted and will not conduct any independent business operations until the Closing Date of the Merger, and at the Closing Date will have no liabilities (or obligations to assume any liabilities), except those acquired from the Company.

          5.9 DISCLOSURE AND DUTY OF INQUIRY. The Company and the Principal Stockholders are not and will not be required to undertake any independent investigation to determine the truth, accuracy and completeness of the representations and warranties made by Mergerco and AUGI in this Agreement.

          5.10  NO BREACH OF STATUTE, DECREE OR OTHER INSTRUMENT.

               Neither the execution and delivery of this Agreement by AUGI or Mergerco, nor the performance of or compliance with the terms and provisions of this Agreement on the part of AUGI or Mergerco, will violate or conflict with any term of the Articles of Incorporation or By-Laws of the AUGI or Mergerco or any statute, law, rule or regulation of any governmental authority affecting the existing business of AUGI or Mergerco, or will at the Closing Date conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any judgment, order, award, injunction, decree, contract, lease, agreement, indenture or other instrument to which AUGI or Mergerco is a party or by which AUGI or Mergerco is bound. No consent, authorization or approval of or filing with any governmental authority or agency, or any third party, will be required on the part of AUGI or Mergerco in connection with the consummation of the transactions contemplated hereby; and (iii) neither AUGI nor Mergerco will be required, whether by law, regulation or administrative practice, to reapply for or refile to obtain any of the licenses, permits or other authorizations presently held by AUGI or Mergerco and required for the operation of its business as conducted on the date hereof.

     6.   THE COMPANY'S OBLIGATIONS BEFORE THE CLOSING DATE.

          The Company covenants and agrees that, from the date hereof until the Closing Date:

          6.1 ACCESS TO INFORMATION. The Company shall permit AUGI and its counsel, accountants and other representatives, upon reasonable advance notice to the Company, during normal business hours and without undue disruption of the business of the Company, to have reasonable access to all properties, books, accounts, records, contracts, documents and information relating to the Company. AUGI and its representatives shall also be permitted to freely consult with the Company's counsel concerning the business of the Company.

          6.2 MAINTENANCE OF INSURANCE. The Company shall continue to carry its existing insurance, to the extent obtainable upon reasonable terms.

          6.3 CORPORATE MATTERS. The Company shall not, without the prior written consent of AUGI:

               (a)  amend its Articles of Incorporation or By-Laws;

               (b)  issue any shares of the Company's capital stock;

               (c) except as contemplated pursuant to Section 2.3 above, issue or create any warrants, obligations, subscriptions, options, convertible securities or other commitments under which any additional shares of the Company's capital stock might be directly or indirectly issued;

               (d) amend, cancel or modify any existing Material Contract or enter into any new agreement, commitment or transaction, whether or not material;

               (e) pay, grant or authorize any salary increases or bonuses or enter into any employment, consulting or management agreements;

               (f) modify any agreement to which the Company is a party or by which it may be bound, or modify any payment terms with any creditor;

               (g)  make any change in the Company's management personnel;

               (h) except pursuant to commitments in effect on the date hereof (to the extent disclosed in this Agreement or in any Schedule hereto), make any capital expenditure(s) or commitment(s), whether by means of purchase, lease or otherwise, or any operating lease commitment(s), in excess of $5,000 in the aggregate;

               (i) sell, assign or dispose of any capital asset(s) with a net book value in excess of $5,000 as to any one item;

               (j) change its method of collection of accounts or notes receivable, accelerate or slow its payment of accounts payable, or prepay any of its obligations or liabilities, other than prepayments to take advantage of trade discounts not otherwise inconsistent with or in excess of historical prepayment practices;

               (k) declare, pay, set aside or make any dividend(s) or other distribution(s) of cash or other property, or redeem any outstanding shares of the Company's capital stock;

               (l) incur any liability or indebtedness in excess of $5,000 as to any one item or $25,000 in the aggregate;

               (m) voluntarily subject any of the assets or properties of the Company to any further liens or encumbrances;

               (n) forgive any liability or indebtedness owed to the Company by any of its stockholders or any of their respective Affiliates; or

               (o) agree to do, or take any action in furtherance of, any of the foregoing.

     7.   ADDITIONAL AGREEMENTS OF THE PARTIES.

          7.1 CONFIDENTIALITY. Notwithstanding anything to the contrary contained in this Agreement, and subject only to any disclosure requirements which may be imposed upon Mergerco or AUGI under applicable state or federal securities or antitrust laws, as to which the Company shall be given reasonable advance notice, it is expressly understood and agreed by Mergerco and AUGI that
(i) this Agreement, the Schedules hereto, and the conversations, negotiations and transactions relating hereto and/or contemplated hereby, and (ii) all financial information, business records and other non-public information concerning the Company which Mergerco, AUGI or their representatives has received or may hereafter receive, shall be maintained in the strictest confidence by Mergerco, AUGI and their representatives, and shall not be disclosed to any person that is not associated or affiliated with Mergerco or AUGI and involved in the transactions contemplated hereby or used for any purpose other than the transaction contemplated hereby, without the prior written approval of the Company. The parties hereto shall use their best efforts to avoid disclosure of any of the foregoing or undue disruption of any of the business operations or personnel of the Company. In the event that the transactions contemplated hereby shall not be consummated for any reason, Mergerco and AUGI covenant and agree that neither they nor their representatives shall retain any computer files and other electronic media, documents, lists or other writings of the Company which they may have received or obtained in connection herewith or any documents incorporating any of the information contained in any of the same (all of which, and all copies thereof in the possession or control of Mergerco, AUGI or their representatives, shall be returned to the Company).

          7.2 EXCLUSIVITY. From the date hereof through any termination of this Agreement by the Company in accordance with Section 11 below, the Company shall not (and shall not permit authorize or approve any of its stockholders, officers or affiliates to) negotiate with or enter into any other commitments, agreements or understandings with any person, firm or corporation (other than AUGI and its Affiliates) in respect of any sale of capital stock or assets of the Company, any merger, consolidation or corporate reorganization, or any other such transaction relating to the Company or any portion of its business.

          7.3 NON-COMPETITION AGREEMENT. On the Closing Date, the Surviving Corporation, London, Katsuta and those other key employees of the Company who are listed on SCHEDULE 7.3 annexed hereto and made a part hereof, shall execute and deliver to AUGI a non-competition and non-disclosure agreement in substantially the form of EXHIBIT D annexed hereto (the "Non-Competition Agreement").

          7.4 VOTES OF THE PRINCIPAL STOCKHOLDERS; PROXY. By their execution and delivery of this Agreement, and subject only to receipt of the Merger Consideration on the Closing Date, each of the Principal Stockholders does hereby irrevocably and unconditionally covenant and agree to vote all of his, her or its shares of capital stock of the Company IN FAVOR of the Merger and all of the other transactions contemplated by this Agreement. In such connection, each of the Principal Stockholders has executed and delivered to Robert M. Rubin and Stephen A. Weiss, Esq., an irrevocable and unconditional proxy to vote such shares of capital stock of the Company in the form of EXHIBIT E annexed hereto and made a part hereof (the "Proxy").

          7.5 ADDITIONAL AGREEMENTS AND INSTRUMENTS. On or before the Closing Date, the Company, Mergerco and AUGI shall execute, deliver and file the Certificate of Merger and all exhibits, agreements, certificates, instruments and other documents, not inconsistent with the provisions of this Agreement, which, in the opinion of counsel to the parties hereto, shall reasonably be required to be executed, delivered and filed in order to consummate the Merger and the other transactions contemplated by this Agreement.

          7.6 NON-INTERFERENCE. Neither Mergerco, AUGI, the Company nor the Principal Stockholders shall cause to occur any act, event or condition which would cause any of their respective representations and warranties made in this Agreement to be or become untrue or incorrect in any material respect as of the Closing Date, or would interfere with, frustrate or render unreasonably expensive the satisfaction by the other party or parties of any of the conditions precedent set forth in Sections 8 and 9 below.

          7.7  CORPORATE STRUCTURE OF THE SURVIVING CORPORATION.

               (a) THE SURVIVING CORPORATION AND SUBSIDIARIES. Upon completion of the Merger, the Surviving Corporation shall change its name to "ConnectSoft Holding Corp." ("CHC") which will become a holding company for two newly-formed separate corporate subsidiaries to be organized under the laws of the State of
Washington: (i) ConnectSoft, Inc., organized to engage in the production and sale at retail and at wholesale of E-Mail and Web site software ("E-Mail"); and
(ii) Northwest Central Network Center, Inc. ("CNOC"). E-Mail and CNOC are collectively referred to as the "CHC Subsidiaries").

               (b)  OFFICERS AND DIRECTORS.

                    (i) THE SURVIVING CORPORATION. Robert M. Rubin shall be Chairman and Chief Executive Officer of the Surviving Corporation. A full-time President and Chief Operating Officer and a full time Chief Financial Officer of the Surviving Corporation will be recruited by AUGI and shall be hired upon such terms and conditions as shall be determined by AUGI and the Board of Directors of the Surviving Corporation. On an interim basis, David M. Barnes will serve as Chief Financial Officer of the Surviving Corporation. The Board of Directors of the Surviving Corporation shall initially consist of Robert M. Rubin, Lawrence Kaplan, C. Dean McLain, Stephen A. Weiss and Mitchell London. AUGI shall, at all times, designate a majority of the Board of Directors of the Company, but senior executive officers of the Surviving Corporation and the CHC Subsidiaries shall at all times be two (2) of the members of such Board of Directors, and each of UPS and SpaceLabs shall (at their option) be entitled to designate a member of the Board of Directors of the Surviving Corporation.

                    (ii) EXODUS AND THE CHC SUBSIDIARIES. The President and Chief Operating Officers of each of the CHC Subsidiaries shall be such person as AUGI shall designate. The Officers of eXodus shall be such other persons as AUGI and the eXodus Minority Stockholders shall determine. The Boards of Directors of each of eXodus and the CHC Subsidiaries shall consist of either five or seven persons, a majority of which shall be designated by AUGI and not less than two of which shall be designated by management, including a representative of one or more of the strategic partners of such subsidiary, including without limitation Motorola, Inc., SpaceLabs, Prologue, SA or America On-Line Corporation.

          7.8  EMPLOYEE INCENTIVE PROGRAMS.

               (a) AUGI STOCK OPTIONS. AUGI's Board of Directors does hereby authorize for issuance on the effectiveness of the Merger, stock options under AUGI's 1996 Stock Option Plan to those key employees of the Company (excluding eXodus) listed on SCHEDULE 7.8(A) annexed hereto, entitling such employees to purchase up to 300,000 shares of AUGI Common Stock at an exercise price equal to the closing price of AUGI's Common Stock, as traded on the NASDAQ National Market ("Nasdaq") on the Closing Date of this Agreement. Twenty-Five (25%) of such stock options shall vest on a cumulative basis in each consecutive twelve month period following the Closing Date that such employee remains in the full time employ of the Surviving Corporation or the CHC Subsidiaries.

               (b) ADDITIONAL STOCK OPTIONS. In addition to and not in lieu of the AUGI stock options referred to in Section 7.8(a) above, in the event that the Surviving Corporation, eXodus or any CHC Subsidiary shall consummate an IPO, in addition to any other AUGI securities then owned by them, the key employees of the Surviving Corporation, eXodus or CHC Subsidiary which is the subject of the IPO shall each receive stock options of such corporation, based on a separate option plan to be established on terms and conditions no less favorable to the participants than the AUGI 1996 stock option plan; PROVIDED, that such stock option plan shall authorize such number of shares of common stock for issuance thereunder as shall represent not less than 15% of the outstanding shares of common Stock of the Surviving Corporation, eXodus or other CHC Subsidiary immediately prior to the IPO of such corporation.

               (c) CASH BONUSES. Within thirty (30) days after consummation of the Merger, the Board of Directors of AUGI shall, in consultation with key executive officers of the Surviving Corporation, eXodus and CHC Subsidiaries establish an annual cash incentive bonus plan targeted to operating performance of the Surviving Corporation, eXodus or the specific CHC Subsidiary in which the participants have responsibility.

          7.9  FINANCING OF THE COMPANY.

          Subject to the provisions of this Section 7.9, on consummation of the Merger, AUGI shall provide the Surviving Corporation, the CHC Subsidiaries and eXodus with up to an aggregate of Five Million ($5,000,000) Dollars of cash financing (the "AUGI Financing").

          (a)  INTERIM AUGI ADVANCES.   The $5,000,000 aggregate amount of the
AUGI Financing to be funded following consummation of the Merger, shall be NET OF (and not in addition to) all amounts advanced prior to the Closing Date by AUGI, either (i) directly to the Company, or (ii) otherwise paid by AUGI to UPS, SpaceLabs, Prologue, SA or any other creditor of the Company, at any time, whether prior or subsequent to the date of this Agreement and up to and including the consummation of the Merger (individually, an "Interim AUGI Advance" and collectively, the "Interim AUGI Advances"). As at the date of this Agreement, an aggregate of approximately $2.4 million has been advanced by AUGI as Interim AUGI Advances.

          (b) FORM OF AUGI FINANCING. With the exception of an aggregate of $500,000, which shall be capitalized as equity by AUGI in the Surviving Corporation and its CHC Subsidiaries and in eXodus (in such proportion as AUGI shall determined), all additional AUGI Financing provided and to be provided by AUGI to the Surviving Corporation, eXodus and/or any CHC Subsidiary shall be in the form of intercompany loans from AUGI to the Surviving Corporation, the CHC Subsidiaries and/or eXodus, as the case be may; which intercompany loans shall, effective as at the Closing Date of the Merger:

               (i) bear interest at the rate of 8% per annum (which shall accrue and be payable together with principal);

               (ii) be payable, as to principal, on a date which shall be the earlier to occur of (A) completion of an IPO of the borrower, or
               (B) five years from the date of the advance; and

               (iii) be unsecured, and expressly made subordinated to all indebtedness owed by such borrower to any banks, institutional lenders or other trade creditors.

          (c) USE OF PROCEEDS OF AUGI FINANCING. All AUGI Financing shall be spent and allocated to working capital and such business, technology and marketing efforts and other corporate purposes as the Boards of Directors of AUGI, the Surviving Corporation and eXodus shall, from time to time determine; PROVIDED, that the expenditure of such funds shall be based upon the following.

               (i) OPERATING BUDGETS. Funds shall be spent for and on behalf of the Surviving Corporation, eXodus and the CHC Subsidiaries, as the case may be, only based on detailed operating business plans and budgets to be provided to AUGI's Board of Directors by the senior executive officers of each of eXodus or a CHC Subsidiary. Such executive officers shall have "bottom line" responsibility and shall be accountable for such expenditures, with the stated corporate goal being to keep fixed costs and overhead to a necessary minimum until eXodus and the CHC Subsidiary in question achieves a positive cash flow from operations. At the same time, the AUGI Board of Directors recognizes the absolute requirement that the best people be retained and hired, and compensated on a level commensurate with their skills as well as industry and local standards.

               (ii) PAYMENTS TO CREDITORS.   The Surviving Corporation will
               utilize a portion of such funds to retire certain notes payable and trade accounts payable, effect settlements with SpaceLabs and stabilize relationships with Shepherd Financial Corporation ("Shepherd"). In addition, funds will be made available to meet payout obligations on extended payment arrangements previously made with certain trade creditors.

          (d)  MINIMUM ALLOCATION OF AUGI FINANCING TO EXODUS.   Notwithstanding
anything to the contrary set forth in this Section 7.8, subject only to their meeting revised budgets and projections for the twelve month periods ending July 31, 1997 and July 31, 1998, to be furnished to AUGI prior to May 31, 1996 (the "Revised eXodus Budget"), AUGI hereby agrees that not less than $2,500,000 of the AUGI Financing shall be allocated to eXodus, LESS amounts previously paid by AUGI to the Company as Interim Advances and allocated to the business conducted by eXodus; which amount is set forth on SCHEDULE 7.9(D) hereof.

          7.10 FORM S-8 REGISTRATION STATEMENT.   In the event that it shall be
determined that the exchange contemplated by Section 1.5(e) hereof shall result in a taxable event to the holders of the Vested Stock Options, AUGI shall, as soon as practicable file a Form S-8 or related registration statement to register for sale shares of AUGI Common Stock which have been converted from shares of AUGI Preferred Stock issued to the holders of such Vested Stock Options

     8.   CONDITIONS PRECEDENT TO MERGERCO'S AND AUGI'S PERFORMANCE.

          In addition to the fulfillment of the parties' agreements in Section 7 above, the obligations of Mergerco to consummate the Merger and of Mergerco and AUGI to consummate the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all the following conditions, any one or more of which may be waived in writing by Mergerco and
AUGI:

          8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the Company and/or the Principal Stockholders in this Agreement, in any Schedule(s) hereto, and/or in any written statement delivered to Mergerco or AUGI under this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of that date.

          8.2 PERFORMANCE. The Company and the Principal Stockholders shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by them on or before the Closing Date.

          8.3 CERTIFICATION. Mergerco and AUGI shall have received a certificate, dated the Closing Date, signed by the Principal Stockholders, certifying, in such detail as Mergerco and AUGI and their counsel may reasonably request, that, to their actual knowledge, the conditions specified in Sections
8.1 and 8.2 above have been fulfilled.

          8.4 RESOLUTIONS. Mergerco shall have received certified resolutions of the Board of Directors and the stockholders of the Company, in form reasonably satisfactory to counsel for Mergerco, authorizing the Company's execution, delivery and performance of this Agreement and the Merger, and all actions to be taken by the Company hereunder.

          8.5 TERMINATION OF EMPLOYMENT AGREEMENT WITH LONDON. The Company shall have delivered to Mergerco evidence, reasonably satisfactory to Mergerco, of the termination and cancellation of the existing employment agreement between the Company and London.

          8.6 ABSENCE OF LITIGATION. No action, suit or proceeding by or before any court or any governmental body or authority, against the Company or pertaining to the transactions contemplated by this Agreement or their consummation, shall have been instituted on or before the Closing Date, which action, suit or proceeding would, if determined adversely, have a material adverse effect on the Company, its business or any material portion of its assets, or impair the ability of any of the stockholders of the Company to deliver in the Merger all of his or her Stock free and clear of all pledges, liens, claims, charges, options, calls, encumbrances, restrictions and assessments whatsoever (except any restrictions which may be created by operation of state or federal securities laws).

          8.7 CONSENTS. All necessary disclosures to and agreements and consents of (a) any parties to any Material Contracts and/or any licensing authorities which are material to the Company's business, and (b) any governmental authorities or agencies to the extent required in connection with the transactions contemplated by this Agreement, shall have been obtained and true and complete copies thereof delivered to Mergerco.

          8.8 SETTLEMENT OF ACCOUNTS. All debts, liabilities and other monetary obligations (if any) owed to the Company by any of the Principal Stockholders of the Company and/or any of their respective Affiliates shall have been fully paid to the Company, such that no such debts, liabilities or obligations shall be outstanding on the Closing Date.

          8.9 EXODUS STOCKHOLDERS AGREEMENT. A subscription and stockholders agreement among AUGI, eXodus, Banerjee, Barton and the other eXodus Minority Stockholders, in the form annexed as EXHIBIT F hereto and made a part hereof (the "eXodus Stockholders Agreement") shall have been duly executed and delivered by the eXodus Minority Stockholders.

          8.10 SPACELABS AGREEMENT. The Company and AUGI shall have entered into an agreement with SpaceLabs in substantially the form of agreement annexed hereto as EXHIBIT G and made a part hereof (the "SpaceLabs Agreement"), pursuant to which the Surviving Corporation shall, upon the effectiveness of the Merger, be entitled to receive certain software and related technology in consideration for the payments, aggregating $400,000, described in such SpaceLabs Agreement.

          8.11 CONDITION OF PROPERTY. Between the date of this Agreement and the Closing Date, assets of the Company having an aggregate fair market value of $10,000 or more shall not have been lost, destroyed or irreparably damaged by fire, flood, explosion, theft or any other cause, if not fully covered by insurance.

          8.12 NO MATERIAL ADVERSE CHANGE. On the Closing Date, there shall not have occurred any event or condition (including, without limitation, third party claims) not disclosed on Schedules to this Agreement which, in the reasonable opinion of AUGI and its counsel, would materially and adversely affecting the value of the technologies, software and other assets owned or used by the Company.

          8.13  EXECUTION AND DELIVERY OF EXHIBITS.  On or before the Closing
Date: (a) the Company shall have executed and delivered to Mergerco the Certificate of Merger; (b) the Principal Stockholders shall have executed and delivered to all other parties thereto the Non-Competition Agreement, the Registration Rights Agreement and the Proxy; (c) the eXodus Minority Stockholders shall have executed and delivered the eXodus Stockholders Agreement; and (d) SpaceLabs shall have executed and delivered the SpaceLabs Agreement.

          8.14 COMPANY SHAREHOLDERS' APPROVAL. The requisite percentage of holders of all shares of capital stock of the Company entitled to vote shall have, in their capacities as shareholders of the Company, approved or ratified this Agreement, the consummation of the Merger and all other transactions contemplated by this Agreement, all in accordance with the applicable provisions of Washington Law.

          8.15 DISSENTERS' RIGHTS. On or before the Closing Date, holders of not more than five (5%) percent of the outstanding capital stock of the Company shall have timely elected to exercise their dissenters' rights pursuant to the applicable provisions of Washington Law.

          8.16 PROCEEDINGS AND INSTRUMENTS SATISFACTORY. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incidental thereto, shall be reasonably satisfactory in form and substance to Mergerco, AUGI and their counsel. The Company shall have submitted to AUGI or its representatives for examination the originals or true and correct copies of all records and documents relating to the business and affairs of the Company which AUGI may have requested in connection with said transactions.

     9.   CONDITIONS PRECEDENT TO THE COMPANY'S AND THE
          PRINCIPAL STOCKHOLDERS' PERFORMANCE.

          In addition to the fulfillment of the parties' agreements in Section 7 above, the obligations of the Company to consummate the Merger and of the Principal Stockholders to consummate the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all of the following conditions, any one or more of which may be waived in writing by the Company and the Principal Stockholders:

          9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by Mergerco and AUGI in this Agreement and/or in any written statement delivered by Mergerco or AUGI under this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of that date.

          9.2 PERFORMANCE. Mergerco and AUGI shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Mergerco and AUGI on or before the Closing Date.

          9.3 CERTIFICATION. The Principal Stockholders shall have received a certificate, dated the Closing Date, signed by Mergerco and AUGI, certifying, in such detail as the Principal Stockholders and his counsel may reasonably request, that the conditions specified in Sections 9.1 and 9.2 above have been fulfilled.

          9.4 RESOLUTIONS. The Principal Stockholders shall have received certified resolutions of the Board of Directors and sole stockholder of Mergerco and of the Board of Directors of AUGI, in form reasonably satisfactory to counsel for the Principal Stockholders, authorizing the Merger and Mergerco's and AUGI' execution, delivery and performance of this Agreement and all actions to be taken by Mergerco and AUGI hereunder.

          9.5 APPROVAL OF COMPANY STOCKHOLDERS. The holders of the requisite percentage of the outstanding shares of capital stock of the Company entitled to vote shall have approved, adopted and ratified this Agreement and the transactions contemplated hereby.

          9.6 EXECUTION AND DELIVERY OF EXHIBITS. Mergerco shall have executed and delivered to the Company the Certificate of Merger, and AUGI and/or the Surviving Corporation (as applicable) shall have executed and delivered (a) to the Principal Stockholders duly executed counterparts of the Non-Competition Agreement and the Registration Rights Agreement, and (b) to the eXodus Minority Stockholders, the eXodus Stockholders Agreement.

          9.7 DELIVERY OF MERGER CONSIDERATION. AUGI and Mergerco shall have delivered to the Principal Stockholders and the other stockholders of the Company stock certificates evidencing the AUGI Preferred Stock, in amounts representing their allocable share the Merger Consideration described in Section 2 of this Merger Agreement.

          9.8 PROCEEDINGS AND INSTRUMENTS SATISFACTORY. All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incidental thereto, shall be reasonably satisfactory in form and substance to the Company, the Principal Stockholders and their respective counsel.

     10.  CLOSING.

          10.1 PLACE AND DATE OF CLOSING. Unless this Agreement shall be terminated pursuant to Section 11 below, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place either in Seattle, Washington at the offices of the Company or its legal counsel, or (by mutual agreement of the parties) in New York, New York at the offices of Messrs. Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, counsel to Mergerco and AUGI, the Company located at 153 East 53rd Street - 35th floor, New York, New York 10022, or such other location as is agreed to between the parties, at 10:30 A.M. local time on a date which shall be not more than five business days following written notice by AUGI (the "Closing Date"); PROVIDED, that in no event shall such Closing Date, the Closing and consummation of the Merger occur later than July 31, 1996, unless approved in writing by AUGI. The effectiveness of the Merger shall occur on the Closing Date simultaneous with the Closing.

          10.2 ACTIONS AT CLOSING. On the Closing Date, simultaneous with the Closing, Mergerco and the Company shall file or cause to be filed the Certificate of Merger with the Secretary of State of Washington. At such Closing, there shall be made, by all necessary and appropriate persons, all payments and deliveries stated in this Agreement to be made at the Closing and/or on or prior to the Closing Date.

     11.  TERMINATION OF AGREEMENT.

          11.1 GENERAL. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing: (a) by the mutual written consent of the Company, the Principal Stockholders, Mergerco and AUGI; (b) by Mergerco and AUGI, on one hand, or by the Company and the Principal Stockholders, on the other hand, if: (i) a material breach shall exist with respect to the written representations and warranties made by the other party or parties, as the case may be, (ii) the other party or parties, as the case may be, shall take any action prohibited by this Agreement, if such actions shall or may have a material adverse effect on the Company and/or the transactions contemplated hereby, (iii) the other party or parties, as the case may be, shall not have furnished, upon reasonable notice therefor, such certificates and documents required in connection with the transactions contemplated hereby and matters incidental thereto as it or they shall have agreed to furnish, and it is reasonably unlikely that the other party or parties will be able to furnish such item(s) prior to the Outside Closing Date specified below, or (iv) any consent of any third party to the transactions contemplated hereby (whether or not the necessity of which is disclosed herein or in any Schedule hereto) is reasonably necessary to prevent a default under any outstanding material obligation of Mergerco or AUGI, on one hand, and the Principal Stockholders or the Company, on the other hand, and such consent is not obtainable without material cost or penalty (unless the party or parties not seeking to terminate this Agreement agrees or agree to pay such cost or penalty); or (c) by Mergerco and AUGI, at any time on or after July 31, 1996 (the "Outside Closing Date"), if the transactions contemplated hereby shall not have been consummated prior thereto, and the party directing termination shall not then be in breach or default of any obligations imposed upon such party by this Agreement.

          11.2 EFFECT OF TERMINATION; CONVERSION OF INTERIM AUGI ADVANCES INTO COMPANY CONVERSION SHARES; RIGHT OF REPURCHASE.

               (a)  NOTICE.   In the event of termination of this Agreement
pursuant to this Section 11, prompt written notice shall be given by the terminating party or parties other party or parties.

               (b)  CONVERSION OF INTERIM AUGI ADVANCES.    Notwithstanding
anything to the contrary, express or implied, contained herein or in any prior document or instruments executed by any of the parties hereto, it is expressly understood and agreed by and among the parties hereto that in the event that this Agreement shall be terminated FOR ANY REASON, other than a material breach by AUGI of its representations and warranties contained herein or failure to pay the Merger Consideration, all Interim AUGI Advances (inclusive of all amounts in excess of $1,000,000 in the aggregate), including all interest accrued thereon, shall be convertible at the option of AUGI into shares of Company Common Stock, at a conversion price of $.05 per share (the "Company Conversion Shares"), subject only to the repurchase provisions of Section 11.2(c) below.

               (c) RIGHT OF REPURCHASE OF COMPANY CONVERSION SHARES. Notwithstanding the provisions of Section 11.2(b) hereof, if for any reason, OTHER than:

                    (i) a material breach by the Company or any of the Principal Stockholders of their respective representations, warranties or covenants contained in this Agreement or the Exhibits hereto; or

                    (ii) the failure of the Company shareholders to approve such Merger in accordance with the provisions of Section 8.14 hereof and applicable Washington Law,

AUGI shall FAIL or refuse to consummate the Merger on the terms and conditions set forth herein, the Company or any third party shall have the right at any time on or before September 30, 1996, to repurchase all, and not less than all, of the Company Conversion Shares from AUGI, for a purchase price, payable in immediately available funds, equal to (i) $.05 per share, plus (ii) accrued interest, at the rate of 10% per annum on all amounts previously paid or advanced in respect of Interim AUGI Advances, calculated from the date of each such Interim AUGI Advance to the date of repurchase of the Company Conversion Shares.

     12.  INDEMNIFICATION.

          12.1  GENERAL.

               (a) BY THE COMPANY AND THE PRINCIPAL STOCKHOLDERS. Without prejudice to any rights of contribution as between the Principal Stockholders and any other stockholder(s) of the Company, from and after the Closing Date:
(i) the Company and London shall jointly and severally; and (ii) the other Principal Stockholders, severally (not jointly and severally), to the limited extent set forth herein, defend, indemnify and hold harmless the Surviving Corporation and AUGI from, against and in respect of any and all claims, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees, that the Surviving Corporation, the CHC Subsidiaries, eXodus or AUGI (collectively, the "AUGI Group") may incur, sustain or suffer ("Losses") as a result of any breach of, or failure by the Company or such Principal Stockholder(s) to perform, any of the representations, warranties, covenants or agreements of the Company or such Principal Stockholder(s) contained in this Agreement or in Exhibit or any Schedule(s) furnished by or on behalf of the Company or such Principal Stockholder(s) under this Agreement. Notwithstanding the foregoing, it is expressly understood and agreed that: (i) the Company shall not be liable to indemnify the AUGI Group from any Losses incurred by reason of failure by the Principal Stockholder(s) to perform, any of their respective representations, warranties, covenants or agreements contained in this Agreement or in any Exhibit or Schedule(s) hereto; and (ii) no individual Principal Stockholder shall be liable to indemnify the AUGI Group from any Losses incurred by reason of failure by any other Principal Stockholder(s) to perform, any of their individual or respective representations, warranties, covenants or agreements contained in this Agreement or in any Exhibit or Schedule(s) hereto.

               (b) BY THE AUGI GROUP. From and after the Closing Date, the AUGI Group shall jointly and severally indemnify, defend and hold harmless the Principal Stockholders and each other shareholder of the Company from, against and in respect of any and all claims, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees, that such person may incur, sustain or suffer as a result of any breach of, or failure by Mergerco or AUGI to perform, any of the representations, warranties, covenants or agreements of Mergerco or AUGI contained in this Agreement.

          12.2  LIMITATIONS ON CERTAIN INDEMNITIES.

               (a) THE BASKET. Notwithstanding any other provision of this Agreement to the contrary, except for Losses arising out of claims for breach of any of the warranties made under Sections 4.1, 4.2, 4.8, 4.11 and/or 4.22 above, neither the Company nor any Principal Stockholder shall be liable to the AUGI Group with respect to Losses unless and until the aggregate amount of all Losses incurred by the Surviving Corporation or AUGI shall exceed the sum of $100,000 (the "Basket"). The applicable Principal Stockholder(s) shall thereafter be liable for all Losses in excess of the Basket, provided that the maximum aggregate liability in respect of all Losses of each Principal Stockholder shall not, in the absence of proven fraud by such Principal Stockholder in respect of any particular Losses, in any event exceed the limitations set forth in Section 12.2(b) below.

               (b)  LIMITATION ON AMOUNT OF INDEMNITY. Except with respect to
(i) any Losses involving proven fraud by a Principal Stockholder, or (ii) a material breach by such Principal Stockholder of any provision of the Non-Competition Agreement or the eXodus Stockholders Agreement executed by such Principal Stockholder, a Principal Stockholder found liable for any Losses by the AUGI Group, or any member thereof, shall only be required to pay indemnification hereunder, after application of the Basket, up to a maximum amount equal to the pro rata value of the Merger Consideration received by such Principal Stockholders pursuant to this Agreement (with AUGI Preferred Stock to be valued for such purposes at a per share price equal to 80% of the closing price of a share of AUGI Common Stock, as reported on The NASDAQ National Market, on the Closing Date of the Merger (the "Per Share Value"). Such

Principal Stockholder shall have the option to satisfy, in whole or in part, any claims for indemnification hereunder by transferring and returning to AUGI any or all of the Principal Stockholder's AUGI Preferred Stock, which, for purposes hereof, shall (regardless of any intervening fluctuations in market price) be deemed to have a value equal to the Per Share Value, subject only to appropriate adjustment to reflect any stock splits, stock dividends, recapitalizations or other such events relating to the Common Stock of AUGI occurring after the date hereof. Nothing herein contained, however, shall be deemed to preclude the Surviving Corporation and/or AUGI from seeking and obtaining payment of indemnification from the Principal Stockholder(s) in question in any other manner, subject to such Principal Stockholder's option to pay any claim (in whole or in part) in the foregoing manner.

               (c) DAMAGES AND EQUITABLE RELIEF. Notwithstanding the provisions of Section 12.2(b) above, nothing contained in this Agreement shall be deemed to limit or restrict the right of any party from seeking such monetary damages and/or equitable remedies (including injunctive relief) as may be available from any court of competent jurisdiction in the event of a breach by any Principal Stockholder of any material covenant or agreement on its or their part contained in the Registration Rights Agreement, the Non-Competition Agreement and/or the eXodus Stockholders Agreement.

               (d) TIME LIMITATION ON INDEMNITY FOR BREACH OF REPRESENTATION AND WARRANTY. The AUGI Group shall be entitled to indemnification by a Principal Stockholder and/or the Company for Losses relating to: (i) breach of any representation or warranty hereunder only in respect of claims for which notice of claim shall have been given to the Principal Stockholder on or before October 31, 1997, or (ii) with respect to Losses relating to a breach of any representations or warranties under Section 4.8 above, the expiration of the final statute of limitations for those tax returns covered by the warranties under Section 4.8 above; PROVIDED, HOWEVER, that there shall be NO time limitation on the AUGI Group's right to indemnification in respect of any violation of any covenant or agreement on the part of such Principal Stockholder contained in any Exhibit hereto, including the Non-Competition Agreement, the Registration Rights Agreement and the eXodus Stockholders Agreement.

               (e)  PREJUDICE OF RIGHTS TO DEFEND.     No member of the AUGI
Group shall be entitled to indemnification from the Principal Stockholder in the event that the subject claim for indemnification relates to a third-party claim and the AUGI Group delayed giving notice thereof to the Principal Stockholder to such an extent as to cause material prejudice to the defense of such third-party claim.

          12.3 CLAIMS FOR INDEMNITY. Whenever a claim shall arise for which any party shall be entitled to indemnification hereunder, the indemnified party shall notify the indemnifying party in writing within sixty (60) days of the indemnified party's first receipt of notice of, or the indemnified party's obtaining actual knowledge of, such claim, and in any event within such shorter period as may be necessary for the indemnifying party or parties to take appropriate action to resist such claim. Such notice shall specify all facts known to the indemnified party giving rise to such indemnity rights and shall estimate (to the extent reasonably possible) the amount of potential liability arising therefrom. If the indemnifying party shall be duly notified of such dispute, the parties shall attempt to settle and compromise the same or may agree to submit the same to arbitration or, if unable or unwilling to do any of the foregoing, such dispute shall be settled by appropriate litigation, and any rights of indemnification established by reason of such settlement, compromise, arbitration or litigation shall promptly thereafter be paid and satisfied by those indemnifying parties obligated to make indemnification hereunder.

          12.4 RIGHT TO DEFEND. If the facts giving rise to any claim for indemnification shall involve any actual or threatened action or demand by any third party against the indemnified party or any of its Affiliates, the indemnifying party or parties shall be entitled (without prejudice to the indemnified party's right to participate at its own expense through counsel of its own choosing), at their expense and through a single counsel of their own choosing, to defend or prosecute such claim in the name of the indemnifying party or parties, or any of them, or if necessary, in the name of the indemnified party. In any event, the indemnified party shall give the indemnifying party advance written notice of any proposed compromise or settlement of any such claim. If the remedy sought in any such action or demand is solely money damages, the indemnifying party shall have fifteen (15) days after receipt of such notice of settlement to object to the proposed compromise or settlement, and if it does so object, the indemnifying party shall be required to undertake, conduct and control, though counsel of its own choosing and at its sole expense, the settlement or defense thereof, and the indemnified party shall cooperate with the indemnifying party in connection therewith.

     13.  COSTS.

          13.1 FINDER'S OR BROKER'S FEES. Except as set forth herein, each of Mergerco and AUGI (on the one hand) and the Company and the Principal Stockholders (on the other hand) represents and warrants that neither they nor any of their respective Affiliates have dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement, and no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions. AUGI shall pay any compensation or related finders' fees owed to Hampshire Securities, Inc. or its affiliates, in connection with its introduction of AUGI to the Company. The Surviving Corporation shall indemnify, defend and hold harmless the Principal Stockholders from any claims for finder's or broker's fees from Prudential Securities, Inc. or its affiliates.

          13.2 EXPENSES. Mergerco, AUGI, the Company and the Principal Stockholders shall each pay all of their own respective costs and expenses incurred or to be incurred by them, respectively, in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement. Notwithstanding the foregoing, it is agreed by and among the parties hereto that: (i) AUGI will be responsible for the costs and expenses incurred in obtaining the audit opinion on the Financial Statements, and (ii) AUGI agrees that a maximum of $25,000 plus an amount equal to such counsel's fees and disbursements between June 24, 1996 and June 28, 1996 of the amounts loaned to the Company in respect of the Interim AUGI Advances shall be paid by the Company as legal fees and disbursements to Messrs. Helsell

Fetterman, LLP, counsel to the Company, with any fees and disbursements of such legal counsel in addition to such amounts in the aggregate to be borne SOLELY by persons or entities other than AUGI or the Company.

     14.  FORM OF AGREEMENT.

          14.1 EFFECT OF HEADINGS. The Section headings used in this Agreement and the titles of the Schedules hereto are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof or of the information set forth in such Schedules.

          14.2 ENTIRE AGREEMENT; WAIVERS. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior agreements or understandings as to such subject matter. No party hereto has made any representation or warranty or given any covenant to the other except as set forth in this Agreement and the Schedules and Exhibits hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

          14.3 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     15.  PARTIES.

          15.1 PARTIES IN INTEREST. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

          15.2 NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

               (a)  If to the Company:

                    c/o ConnectSoft, Inc.
                    11130 NE 33rd Place, Suite 250
                    Bellevue, WA 98004-1488

                    with a copy sent concurrently to:

                    Helsell Fetterman, LLP
                    1500 Puget South Plaza
                    1326 Fourth Avenue
                    Seattle, WA 98101-2509
                    Attn: Bruce Benson, Esq.

                    If to London:

                    Mitchell London
                    2112 179th Court NE
                    Redmond, WA 98052

                    with a copy sent concurrently to:

                    Robert B. Fikso, Esq.
                    Phillips McCullough Wilson Hill & Fikso
                    2025 First Avenue, Suite 1130
                    Seattle, WA 98121

               (c)  If to UPS:

                    United Parcel Service of America, Inc.
                    55 Glenlake Parkway N.E.
                    Atlanta, GA 30328
                    Attn: Thomas W. Delbrook, Esq.
                         Legal and Regulatory

               (d)  If to SpaceLabs:

                    SpaceLabs Medical, Inc.
                    15220 NE 40th Street
                    Redmond, WA 98073 -9713
                    Attn: Vice President and Corporate Comptroller

               (e) If to Mergerco, the Surviving Corporation or AUGI:

                    American United Global, Inc.
                    25 Highland Boulevard
                    Dix Hills, New York 11747
                    Attention: Robert M. Rubin, President

                    with a copy sent concurrently to:

                    Greenberg Traurig Hoffman
                    Lipoff Rosen & Quentel
                    153 East 53rd Street
                    New York, New York 10022
                    Attention:  Stephen A. Weiss, Esq.

or to such other address as any party shall have specified by notice in writing given to all other parties.

     16.  MISCELLANEOUS.

          16.1 AMENDMENTS AND MODIFICATIONS. No amendment or modification of this Agreement or any Exhibit or Schedule hereto shall be valid unless made in writing and signed by the party to be charged therewith.

          16.2 NON-ASSIGNABILITY; BINDING EFFECT. Neither this Agreement, nor any of the rights or obligations of the parties hereunder, shall be assignable by any party hereto without the prior written consent of all other parties hereto. Otherwise, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

          16.3 GOVERNING LAW; JURISDICTION. This Agreement shall be construed and interpreted and the rights granted herein governed in accordance with the laws of the State of Washington applicable to contracts made and to be performed wholly within such State. Except as otherwise provided in Section 12.2(c) above, any claim, dispute or controversy arising under or in connection with this Agreement or any actual or alleged breach hereof shall be settled exclusively by arbitration to be held before a single arbitrator in New York, New York, or in any other locale or venue as legal jurisdiction may otherwise be had over the party against whom the proceeding is commenced, in accordance with the commercial arbitration rules of the American Arbitration Association then obtaining. As part of his or her award, the arbitrator shall make a fair allocation of the fee of the American Arbitration Association, the cost of any transcript, and the parties' reasonable attorneys' fees, taking into account the merits and good faith of the parties' claims and defenses. Judgment may be entered on the award so rendered in any court having jurisdiction. Any process or other papers hereunder may be served by registered or certified mail, return receipt requested, or by personal service, provided that a reasonable time for appearance or response is allowed.

     IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the date first set forth above.

                              AMERICAN UNITED GLOBAL, INC.


                              By: /s/ ROBERT M. RUBIN
                                  -----------------------------------
                                 Robert M. Rubin, President


                              C-SOFT ACQUISITION CORP.


                              By: /s/ ROBERT M. RUBIN
                                  -----------------------------------
                                 Robert M. Rubin, President

                              CONNECTSOFT, INC.


                              By: /s/ MITCHELL LONDON
                                  -----------------------------------
                                 Mitchell London, President

                              THE PRINCIPAL STOCKHOLDERS:

                              UNITED PARCEL SERVICE OF
                              AMERICA, INC.


                              By: /s/
                                  -----------------------------------

                                  -----------------------------------
                                   (authorized officer)

                              SPACELABS MEDICAL, INC.


                              By: /s/
                                  -----------------------------------

                                  -----------------------------------
                                   (authorized officer)


                                /s/ MITCHELL LONDON
                                  -----------------------------------
                                   MITCHELL LONDON

                                    EXHIBITS

     A    -    Certificate of Merger
     B    -    Form of Certificate of Designations for
               AUGI Preferred Stock
     C    -    Form of Registration Rights Agreement
     D    -    Form of Non-Competition Agreement
     E    -    Form of Proxy
     F    -    Form of eXodus Stockholders Agreement
     G    -    Form of SpaceLabs Agreement

                                    AGREEMENT

     This Agreement ("Agreement") is entered into this 28th day of June 1996, among DANIEL CLARK ("Clark"), ERIC GEYSER ("Geyser"), IMATO KATSUTA ("Katsuta"), AMERICAN UNITED GLOBAL, INC., a Delaware corporation ("AUGI"), having its principal offices at 25 Highland Boulevard, Dix Hills, New York 17746 and C-SOFT ACQUISITION CORP., a Washington corporation ("Mergerco"), having its principal executive offices at 25 Highland Boulevard, Dix Hills, New York 17746 . Clark, Geyser and Katsuta are hereinafter collectively referred to as the "Stockholders."

                              W I T N E S S E T H:

     WHEREAS, AUGI and Mergerco have entered into that certain Agreement and Plan of Merger, dated June 28, 1996 (the "Merger Agreement") with CONNECTSOFT, INC., a Washington corporation (the "Company"), having its principal offices at 11130 NE 33rd Place, Suite 250, Bellevue, Washington 98004-1488; and MITCHELL LONDON ("London"), UNITED PARCEL SERVICE OF AMERICA, INC. ("UPS") and SPACELABS MEDICAL, INC. ("SpaceLabs"); and

          WHEREAS, as an inducement to cause AUGI and Mergerco to enter into the Merger Agreement with the Company, London, UPS and SpaceLabs, the Stockholders have agreed to enter into this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto intending to be bound hereby, it is hereby agreed as follows:

1. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each of the Stockholders who has executed this Agreement does hereby severally and individually (and not jointly and severally) represent and warrant to AUGI and Mergerco, as follows:

          (a) The number of shares of common stock of the Company (the "Stock") owned beneficially by such Stockholder is as set forth on SCHEDULE A annexed hereto. Such Stockholder is the legal and beneficial owner of his or her shares of the Stock, free and clear of all pledges, liens, claims, charges, options, calls, encumbrances, restrictions and assessments whatsoever, except any restrictions which may be created by operations of state or federal securities laws.

          (b) The execution, delivery and performance of this Agreement, the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement has been duly and validly authorized by such Stockholder in his or her capacity as a stockholder of the Company, and, with respect to Clark and Geyser, in his capacity as a member of the Board of Directors of the Company. Such Stockholder has full legal right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and, when executed and delivered by such Stockholder, the Registration Rights Agreement and the Proxy (as such terms are hereinafter defined), constitutes and will constitute the legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their respective terms, except to the extent limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and except that the remedy of specific performance or similar equitable relief is available only at the discretion of the court before which enforcement is sought.

2.  VOTING OF STOCK; EXECUTION OF PROXY.    Each of the Stockholders executing
this Agreement does hereby covenant and agree (i) that all of his or her shares of Stock of the Company shall be voted IN FAVOR of the Merger and the other transactions contemplated by the Merger Agreement, and (ii) to execute and deliver to AUGI, simultaneous with execution of this Agreement, a copy of the Proxy Agreement in the form of EXHIBIT E to the Merger Agreement.

3.  BINDING EFFECT.     This Agreement shall be valid and binding upon each
Stockholder executing this Agreement even if all of the persons named as Stockholders herein do not so execute such Agreement.

    IN WITNESS WHEREOF, each of the undersigned have executed this Agreement, the date and year first above written.

                                       AMERICAN UNITED GLOBAL, INC.


                                       By:
                                          --------------------------
                                          Robert M. Rubin, President


    `                                  C-SOFT ACQUISITION CORP.


                                       By:
                                          --------------------------
                                          Robert M. Rubin, President


                                       THE STOCKHOLDERS


                                       -----------------------------
                                            DANIEL CLARK


                                       -----------------------------
                                            ERIC GEYSER

                                       -----------------------------
                                            IMATO KATSUTA